EXHIBIT 99.1

Contact:	James A. D. Smith
President and Chief Executive Officer
650-562-1424

GENELABS TECHNOLOGIES, INC. REPORTS
FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF 2007

REDWOOD CITY, Calif. - August 13, 2007 - Genelabs Technologies, Inc. (Nasdaq: GNLB) today reported revenues of $4.7 million and a net loss of $0.4 million, or $0.01 per share, for the second quarter of 2007. This compares to revenues of $2.3 million and a net loss of $4.3 million, or $0.24 per share, for the second quarter of 2006. Revenues for the first half of 2007 were $8.3 million, and the net loss was $0.9 million, or $0.03 per share, compared to revenues of $4.0 million and a net loss of $7.7 million, or $0.43 per share, for the first half of 2006.

At June 30, 2007, Genelabs had $23.9 million in cash and cash equivalents. At December 31, 2006, Genelabs reported cash and cash equivalents of $18.6 million.

“During the second quarter of 2007 we continued to make progress in both of our partnered HCV drug discovery programs, which include the nucleoside collaboration with Gilead Sciences and the non-nucleoside HCV polymerase inhibitor program with Novartis, as well as with our unpartnered HCV drug discovery efforts. Under the nucleoside collaboration with Gilead Sciences we are making excellent progress toward our mutual goal of selecting the most promising compound for further development from among several lead series derivatives that are in preclinical development.” said James A. D. Smith, Genelabs president and chief executive officer. “Within the unpartnered HCV programs, we have promoted two feasibility projects to lead optimization status. Both programs are directed toward HCV encoded proteins that provide highly attractive antiviral targets and our scientists have already identified several novel lead compounds under each. Separate from our HCV drug discovery programs, the results of a 2,000 subject phase II clinical trial were published in March 2007 in the New England Journal of Medicine, indicating that an investigational hepatitis E vaccine was 95.5% effective in preventing disease due to HEV and had a safety profile similar to placebo, except for injection site pain. Recently, GlaxoSmithKline, to which Genelabs has previously granted an exclusive worldwide license to hepatitis E vaccines, advised us that they have decided to continue development of the investigational vaccine for which they plan to undertake extensive clinical development and manufacturing efforts. Hepatitis E virus is an important public health problem, particularly in developing countries. Given the significant reduction in disease burden that this vaccine can achieve, as demonstrated in the published trial, we are pleased that our partner is moving forward with this important development program. ”

The increase in revenue during the second quarter and first half of 2007 as compared to the same periods in 2006 resulted principally from our non-nucleoside collaboration with Novartis Institutes for BioMedical Research, Inc. targeted at hepatitis C virus, or HCV, which commenced in June 2006. Revenue from this collaboration includes on-going research funding as well as a portion of the $12.5 million up-front license fee received from Novartis in 2006, which is being recognized on a straight line basis over the three-year term of our potential obligations under the collaboration. Additionally, revenue associated with our HCV nucleoside collaboration with Gilead increased as we shortened the amortization period for the $8 million up-front payment we received from Gilead by one year. Gilead advised us that it will not exercise its option to extend our research collaboration beyond its original term ending on September 30, 2007, because it is satisfied that we have identified a nucleoside lead compound series that fulfills certain criteria. We are currently evaluating various derivatives of this nucleoside lead compound series together with Gilead. The objective of these efforts is to select the most suitable among these compounds for further development.

About Genelabs Technologies
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery capabilities that can support various research and development projects. Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks and Prestara™ is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding future updates we may provide, the Company’s business strategy, progress of the Company’s HCV drug discovery programs and the filing of a future IND on an HCV compound, the Company’s development of Prestara for lupus, the completion of a clinical trial design, the review by the FDA and the possible future funding of a clinical trial or whether GlaxoSmithKline will continue moving forward with its HEV development program. These forward-looking statements are based on Genelabs’ current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, that Genelabs may not be able to raise sufficient funds to continue operations; delisting of Genelabs common stock from the Nasdaq Capital Market; fluctuations in Genelabs’ stock price; failures or setbacks in our HCV research and development programs or in our collaboration with Gilead or our license agreement with GlaxoSmithKline; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara™, including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs’ capital requirements and history of operating losses. Please see the information appearing in Genelabs’ filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions “Risk Factors” and “Forward-Looking Statements” for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.

-Financials to Follow-

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Note 1)
ASSETS
Cash and cash equivalents	$23,854	$18,560
Other current assets	977	1,279
Property and equipment, net	1,684	1,011
Other long-term assets	262	1,222
	$26,777	$22,072

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities, including deferred revenue	$14,931	$19,066
Shareholder’s equity	11,846	3,006
	$26,777	$22,072

Note 1: Derived from audited financial statements

GENELABS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Contract	$4,404	$2,156	$7,808	$3,711
Royalty	301	163	482	313
Total Revenue	4,705	2,319	8,290	4,024

Operating expenses:
Research and development	3,785	4,058	7,681	7,647
General and administrative	1,640	2,656	3,318	4,253
Total operating expenses	5,425	6,714	10,999	11,900

Operating loss	(720)	(4,395)	(2,709)	(7,876)
Gain on sale of long-term investment	-	-	1,189	-
Interest income-	312	98	597	189

Net loss	$(408)	$(4,297)	$(923)	$(7,687)

Net loss per common share - basic and diluted	$(0.01)	$(0.24)	$(0.03)	$(0.43)

Weighted average shares outstanding to calculate basic and diluted net loss per common share	29,986	17,886	28,562	17,852